Exhibit 99.1

NEWS RELEASE

2901 Butterfield Road	Oak Brook, Ill. 60523	www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:  Georganne Palffy, Inland Western Retail Real Estate Trust, Inc (Analysts)

(630) 218-8000 Ext 2358 or georganne.palffy@inlandwestern.com

Matt Tramel, Inland Communications, Inc. (Media)

(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

LEASES 75,890 SQUARE FOOT FORMER MERVYN’S

Oak Brook, Ill.  July 28, 2010 — Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced that the company has signed a 75,890 square foot 11-year lease with Burlington Coat Factory to occupy a former Mervyn’s location in Redlands, California.  Inland Western now has 10 signed leases, and has an additional 10 locations in active negotiations, out of the 25 total vacant locations resulting from the Mervyn’s bankruptcy.

“We see the market continuing to tighten as tenants look for available quality retail space,” stated Kris Wojtecki, asset manager of Inland Western.  “This transaction broadens our existing relationship with Burlington Coat Factory, who continues to select well-located, high-traffic locations as they seek to expand their California footprint.”

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of March 31, 2010, the portfolio under management totaled in excess of 46 million square feet, consisting of 298 consolidated operating properties.  The company also has interests in 11 unconsolidated operating properties and 11 properties under development.  For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “select,” “seek” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.